Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Earns $.95 Per Share in First Quarter 2008

Achieved record first quarter discretionary cash flow of over $100 million

Bakersfield, Calif. -- (BUSINESS WIRE) -- April 29, 2008 -- Berry Petroleum Company (NYSE:BRY) earned net income of $43 million, or $.95 per diluted share, for the three months ended March 31, 2008, up 128% from 2007 net income of $18.9 million, or $.42 per diluted share in the first quarter of 2007, according to Robert F. Heinemann, president and chief executive officer. Net income for the 2008 quarter includes a net $.08 per diluted share increase related to a gain on the sale of an asset, abandonment of three wells, exploration costs, a non-recurring correction arising from a multi-year royalty adjustment and a commodity hedge charge related to ineffectiveness. Discretionary cash flow totaled a record $102 million in the quarter, up 113% from $48 million in the first quarter of 2007. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

For the first quarter ended March 31, 2008 net production averaged a record 28,066 barrels of oil equivalent per day (BOE/D), an increase of 10% from the 25,490 BOE per day achieved in the same 2007 period. The Company drilled 145 gross (128 net) wells in the first quarter of 2008. The average realized sales price, net of hedging, for the 2008 first quarter was $60.43 per BOE, up 38% over the $43.84 per BOE received in the 2007 period.  Oil and gas revenues rose 61% to $164 million, including $10.5 million related to a multi-year royalty correction, in 2008 compared to $102 million in 2007.

For 2008 and 2007, net production in BOE per day was as follows:

	First Quarter Ended March 31
	2008 Production		2007 Production
Oil (Bbls)	19,885	71%	19,373	76%
Natural Gas (BOE)	8,181	29%	6,117	24%
Total BOE per day	28,066	100%	25,490	100%

Mr. Heinemann said, “We continue to execute the development plans on our heavy oil projects at Poso Creek and N. Midway diatomite in California. Production from Poso Creek is up 13% from the fourth quarter of 2007 and S. Midway production was flat over the same period. We continue with our drilling program at the diatomite, increasing steam capacity and making infrastructure improvements as we place wells on production. In the current price environment, the economic returns from Berry’s oil projects are exceptional.

“Our natural gas projects will become increasingly important over the next three to five years as we develop our significant Piceance acreage through a four-rig drilling program and infrastructure improvements. During the first quarter of 2008 we increased production from the Piceance 15% over the fourth quarter 2007 totals. Our acquisition focus in 2008 is on oil consolidation, bolt-on opportunities and establishing a position in a new core area.

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Berry Petroleum Company News

“We are on target to achieve a 10% increase in both production and net proved reserves in 2008 at a finding and development cost between $10 and $12 per BOE, and expect to end the year with between 180 million and 190 million BOE of proved reserves and average production of between 29,500 and 30,500 BOE/D. For the second quarter of 2008 we expect to average above 29,000 BOE/D and to achieve an exit rate of 30,000 BOE/D. We anticipate continued production gains throughout the year as the Piceance moves into the summer completion season and as the diatomite and Poso Creek respond to this year’s development program.”

Ralph J. Goehring, executive vice president and chief financial officer, stated, “We achieved a record $102 million in discretionary cash flow in the first quarter, up from $48 million a year ago and from $71 million in our 2007 fourth quarter.  We are in an excellent financial position as we anticipate generating more cash from operations than we will spend in our capital program in 2008 and as our cash position improves due to higher commodity pricing and increased production. Our financial flexibility is also improving as evidenced by our ability to increase our funding commitment from our banking syndicate to $600 million from $550 million which will provide nearly $350 million of available funds.  We also received an upgrade to our corporate bond rating in April to “B+” from “B” from Standard & Poor’s Rating Services and are on review for possible upgrade from Moody’s Investors Services.”

Explanation and Reconciliation of Non-GAAP Financial Measures
	Three Months Ended
	03/31/08	03/31/07	12/31/07
Net cash provided by operating activities	$87.2	$6.9	$57.3
Add back: Net increase (decrease) in current assets	.1	13.3	37.1
Add back: Net decrease (increase) in current liabilities	14.4	28.1	(23.5)
Discretionary cash flow	$101.7	$48.3	$70.9

Teleconference Call
An earnings conference call will be held Tuesday, April 29, 2008 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time).   Dial 1-800-798-2796 to participate, using passcode 36727979.  International callers may dial 617-614-6204.  For a digital replay available until May 13, 2008 dial 1-888-286-8010 (passcode 52074632). Listen live or via replay on the web at http://www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah and Colorado.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "plans,” "will," "expect," “target,” “goal,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2007 Form 10-K filed with the Securities and Exchange Commission on February 26, 2008 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date."

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Berry Petroleum Company News

CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)

	Three Months
	03/31/08	03/31/07
Revenues
Sales of oil and gas	$164,495	$101,773
Sales of electricity	15,927	14,596
Gas marketing	3,231	-
Gain on sale of assets	415	-
Interest and other, net	1,329	1,110
Total	185,397	117,479
Expenses
Operating costs – oil & gas	41,629	33,610
Operating costs – electricity	16,399	14,170
Production taxes	5,967	3,815
Depreciation, depletion & amortization - oil & gas	27,076	18,725
Depreciation, depletion & amortization - electricity	693	762
Gas marketing	2,982	-
General and administrative	11,383	10,307
Interest	3,738	4,292
Commodity derivatives	708	-
Dry hole, abandonment, impairment & exploration	4,126	649
Total	114,701	86,330

Income before income taxes	70,696	31,149
Provision for income taxes	27,665	12,294

Net income	$43,031	$18,855

Basic net income per share	$0.97	$0.43
Diluted net income per share	$0.95	$0.42
Cash dividends per share	$0.075	$0.075

Weighted average common shares:
Basic	44,392	43,916
Diluted	45,310	44,631

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Berry Petroleum Company News

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	03/31/08	12/31/07
Assets
Current assets	$175,243	$161,019
Property, buildings & equipment, net	1,333,578	1,275,091
Other assets	15,308	15,996
	$1,524,129	$1,452,106
Liabilities & Shareholders’ Equity
Current liabilities	$298,491	$271,369
Deferred taxes	134,694	128,824
Long-term debt	445,000	445,000
Other long-term liabilities	184,864	146,939
Shareholders’ equity	461,080	459,974
	$1,524,129	$1,452,106

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months
	03/31/08	03/31/07
Cash flows from operating activities:
Net income	$43,031	$18,855
Depreciation, depletion & amortization (DD&A)	27,769	19,487
Dry hole & impairment	2,728	187
Commodity derivatives	271	439
Stock based compensation	2,107	1,792
Deferred income taxes	22,082	12,311
Gain on sale of asset	(415)	-
Other, net	491	209
Net changes in operating assets and liabilities	(10,829)	(46,374)

Net cash provided by operating activities	87,235	6,906

Net cash used in investing activities	(79,715)	(76,576)
Net cash (used in) provided by financing activities	(5,157)	69,349

Net increase (decrease) in cash and cash equivalents	2,363	(321)

Cash and cash equivalents at beginning of year	316	416

Cash and cash equivalents at end of period	$2,679	$95

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Berry Petroleum Company News

COMPARATIVE OPERATING STATISTICS
	(unaudited)
	Three Months
	03/31/08	03/31/07	Change
Oil and gas:
Net production - BOE per day	28,066	25,490	10%

Per BOE:
Average sales price before hedges	$71.67	$43.62	64%
Average sales price after hedges	$60.43	$43.84	38%

Operating costs - oil and gas production	$16.30	$14.65	11%
Production taxes	2.34	1.66	41%
Total operating costs	18.64	16.31	14%

DD&A - oil and gas	10.60	8.16	30%
General & administrative expenses	4. 46	4.49	-1%

Interest expense	$1.46	$1.69	-14%

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